Exhibit 3.1

BUSINESS CORPORATIONS ACT (YUKON TERRITORY)

(Section 195)

Form 5-03

ARTICLES OF ARRANGEMENT

1.	Name of Corporation:

VISTA GOLD CORP.

2.	Corporate Access Number:

26273

3.	In accordance with the Order approving the Arrangement, the Articles of the Corporation are amended as follows:

The Arrangement shall take effect in accordance with the Plan of Arrangement, a copy of which is attached hereto as Schedule 1. The Articles of Continuance of Vista Gold Corp. are amended in accordance with the attached Plan of Arrangement.

4.

Date	Signature	Title

May 10, 2007	/s/ M.B. Richings	President & CEO

SCHEDULE 1

VISTA GOLD CORP.

PLAN OF ARRANGEMENT UNDER THE

BUSINESS CORPORATIONS ACT (YUKON)

PLAN OF ARRANGEMENT

VISTA GOLD CORP.

PLAN OF ARRANGEMENT UNDER SECTION 195

OF THE BUSINESS CORPORATIONS ACT (YUKON)

ARTICLE 1

INTERPRETATION

1.1    In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of those terms will have corresponding meanings:

(a)                                  “Act” means the Business Corporations Act (Yukon), R.S.Y. 2002, c. 20, including all regulations made thereunder, as amended or replaced from time to time, prior to the Effective Date;

(b)                                 “AMEX” means the American Stock Exchange;

(c)                                  “Arrangement” means an arrangement under the provisions of Section 195 of the Act on the terms and conditions set forth in this Plan of Arrangement and any amendment, variation or supplement thereto made in accordance with Article 6;

(d)                                 “Arrangement Agreement” means the arrangement and merger agreement made as of the 22nd day of September, 2006 between Vista, Newco, Carl Pescio and Janet Pescio, as the same may be supplemented or amended from time to time;

(e)                                  “Arrangement Resolution” means the special resolution of the Vista Securityholders approving the Arrangement in accordance with Section 195 of the Act and the Interim Order;

(f)                                    “Articles of Arrangement” means the articles of arrangement of Vista in respect of the Arrangement that are required by the Act to be filed after the Final Order is granted;

(g)                                 “Board” means the Board of Directors of Vista;

(h)                                 “Business Day” means a day which is not a Saturday, Sunday or a day when commercial banks are not open for business in Vancouver, British Columbia;

(i)                                     “Circular” means the management information circular of Vista to be prepared and sent to Vista Securityholders in connection with the Vista Meeting;

(j)                                     “Court” means the Supreme Court of the Yukon Territory;

(k)                                  “Depositary” means Computershare Investor Services Inc. or such other institution as Vista may select;

(l)                                     “Dissent Rights” has that meaning attributed to that term in Article 3;

(m)                               “Effective Date” means the date upon which a copy of the Final Order and the Articles of Arrangement are accepted for filing under the Act and the Registrar of Corporations has issued a Certificate of Amendment (by Arrangement) thereby giving effect to the Arrangement;

(n)                                 “Effective Time” means 12:01 a.m. (Pacific Time) on the Effective Date;

(o)                                 “Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Vista and the Pescios) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (with the consent of Vista) on appeal;

(p)                                 “Holder” means a registered holder of Vista Shares or any person who surrenders to the Depositary certificates representing such Vista Shares duly endorsed for transfer to such person in accordance with the Letter of Transmittal;

(q)                                 “Interim Order” means an order of the Court pursuant to the Act, providing for, among other things, the calling and holding of the Vista Meeting, as such order may be amended, supplemented or varied by the Court;

(r)                                    “Laws” means any applicable statute, regulation, rule or similar instrument;

(s)                                  “Letter of Transmittal” means the letter of transmittal forwarded by Vista to Vista Shareholders in connection with the Arrangement;

(t)                                    “Mailing Date” means the date of the mailing of the Circular to the Vista Securityholders;

(u)                                 “Net Proceeds” means gross proceeds received in respect of the sale of shares, less reasonable expenses incurred in connection therewith;

(v)                                 “New Common Shares” has the meaning given thereto in Section 2.2(a)(ii);

(w)                               “New Vista Canadian Dollar Options” means the options (whether or not vested) to purchase New Common Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in Canadian dollars and each New Vista Canadian Dollar Option shall entitle the Vista Optionholder to purchase one New Common Share;

(x)                                   “New Vista U.S. Dollar Options” means the options (whether or not vested) to purchase New Common Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in United States dollars and each New Vista U.S. Dollar Option shall entitle the Vista Optionholder to purchase one New Common Share;

(y)                                 “Newco” means Allied Nevada Gold Corp., a company incorporated under the laws of Delaware which, prior to completion of the Arrangement, is a wholly-owned subsidiary of Vista;

(z)                                   “Newco Shares” means the common shares of Newco;

(aa)                            “Newco Canadian Dollar Options” means the options (whether or not vested) to purchase Newco Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in Canadian dollars and each Newco Canadian Dollar Option shall entitle the Vista Optionholder to purchase one Newco Share;

(bb)                          “Newco U.S. Dollar Options” means the options (whether or not vested) to purchase Newco Shares granted to Vista Optionholders pursuant to the Arrangement where the exercise price is denominated in United States dollars and each Newco U.S. Dollar Option shall entitle the Vista Optionholder to purchase one Newco Share;

(cc)                            “Nevada LLC” means Allied Nevada Gold Holdings LLC, a limited liability company under the laws of the State of Nevada;

(dd)                          “Notice of Dissent” means a notice given in respect of the Dissent Rights as contemplated in the Interim Order and as described in Article 3;

(ee)                            “Option Shares” means the number of common shares of Newco which could be acquired upon the exercise of Newco Options issued under Section 2.2(c)(ii) and Section 2.2(c)(iii) if the fair market value of a Vista Share for purposes of Section 2.2(c) was equal to the Vista Second Preceding Day Value and the fair market value of a Newco Share for purposes of Section 2.2(c) was $5.00;

(ff)                                “Pescios” means Carl and Janet Pescio, two parties to the Arrangement Agreement;

(gg)                          “Plan of Arrangement”, “hereof ”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including the appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order;

(hh)                          “Pre-Closing Valuation Date” means the trading day which is two trading days prior to the Effective Date;

(ii)                                  “Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder;

(jj)                                  “TSX” means the Toronto Stock Exchange;

(kk)                            “Vista” means Vista Gold Corp., a corporation existing under the laws of the Yukon Territory;

(ll)                                  “Vista Canadian Dollar Options” means Vista Options where the exercise price is denominated in Canadian dollars;

(mm)                      “Vista Meeting” means the special meeting of the Vista Securityholders held for the purpose of considering and approving the Arrangement and the transactions contemplated thereby by way of the Arrangement Resolution;

(nn)                          “Vista Newco Shares” has the meaning given thereto in Section 2.2(b)(i);

(oo)                          “Vista Optionholders” means holders of Vista Options;

(pp)                          “Vista Options” means the options (whether or not vested) to purchase Vista Shares that are from time to time outstanding under the Vista Stock Option Plans;

(qq)                          “Vista Second Preceding Day Value” means the volume weighted average trading price of the Vista Shares, on the TSX and the AMEX, for the five trading days ending on the Pre-Closing Valuation Date and with all Canada/U.S. dollar foreign currency conversions based on the Canada-US dollar closing exchange rate as posted by the Bank of Canada on the Pre-Closing Valuation Date;

(rr)                                “Vista Securities” means the Vista Shares, the Vista Options and the Vista Warrants;

(ss)                            “Vista Securityholders” means the Vista Shareholders, the holders of Vista Options and the holders of Vista Warrants;

(tt)                                “Vista Shareholder” means a Holder of Vista Shares;

(uu)                          “Vista Shares” means the existing common shares in the capital of Vista;

(vv)                          “Vista Stock Option Plan” means Vista’s existing stock option plan, and any previous Vista stock option plan, as constituted as of the date hereof, that entitle participants to purchase Vista Shares;

(ww)                      “Vista U.S.” means Vista Gold Holdings Inc., a company which is a wholly-owned subsidiary of Vista;

(xx)                              “Vista U.S. Dollar Options” means the Vista Options where the exercise price is denominated in U.S. Dollars; and

(yy)                          “Vista Warrants” means all outstanding warrants to acquire Vista Shares.

1.2          Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section of this Plan of Arrangement.

1.3          Number and Gender

In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders.

1.4          Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5          Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Pacific Time) unless otherwise stipulated herein or therein.

1.6          Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

ARTICLE 2

ARRANGEMENT

2.1          Binding Effect

The Arrangement shall be effective as of, and be binding at and after the Effective Time on, Vista, all holders and beneficial holders of Vista Securities, Newco and the Pescios.

2.2          The Arrangement

At the Effective Time, the following shall, unless otherwise indicated, occur in the following order without any further act or formality:

(a)                                  the existing Articles of Vista shall be amended to:

(i)                                     redesignate the existing Vista Shares as “Class A Common Shares”;

(ii)                                  create a new class of common shares having the rights, privileges, restrictions and conditions set out in Exhibit A hereto (the ”New Common Shares”); and

(iii)                               delete and remove the existing Preferred Shares therefrom.

(b)                                 the following transactions will occur concurrently in accordance with the terms of the Arrangement Agreement:

(i)                                     Vista will transfer: (A) all of the issued and outstanding shares of Vista U.S. which it holds; and (B) $25 million U.S. in cash to Newco in return for a number of common shares of Newco (the ”Vista Newco Shares”) equal to 27,500,000 less the number of Option Shares; and

(ii)                                  the Pescios will transfer all of their interest in the Pescio Nevada Assets to Nevada LLC in return for 12,000,000 common shares of Newco and U.S.$15 million in cash from Newco (which may be paid through a direction by Newco to Vista in respect of a portion of the cash otherwise payable by Vista to Newco under Section 2.2(b)(i) above);

(c)                                  the following transactions will occur concurrently:

(i)                                     each Vista Shareholder (other than those who have validly exercised Dissent Rights) will exchange each of their Class A Common Shares of Vista in return for:

A.                                   one New Common Share; and

B.                                     a debt obligation of Vista with a principal amount equal to the fair market value of the Vista Newco Shares to be transferred to such Vista Shareholder pursuant to Sections 2.2(d) and (e) below;

(ii)                                  each holder of Vista Stock Options will exchange all of their Vista Canadian Options for:

A.                                   The number of Newco Canadian Dollar Options equal to:

1/3 × Y / Z

where,

Y = The aggregate fair market value of the Vista Shares immediately before the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista Canadian Dollar Options; and

Z = The fair market value of a Newco Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(b)); and

provided that if the above formula produces a fraction, the number of Newco Canadian Dollar Options will be rounded down to the nearest whole number;

Each Newco Canadian Dollar Option shall have an exercise price in Canadian dollars to a Vista Optionholder equal to one-third of the aggregate Canadian dollar exercise price payable under that Vista Optionholders’ Vista Canadian Dollar Options divided by the number of Newco Canadian Dollar Options issued in exchange for such Vista Canadian Dollar Options. The exercise price of each Newco Canadian Dollar Option will be rounded-up to the nearest penny; and

B.                                     The number of New Vista Canadian Dollar Options equal to:

2/3 × Y / Z

where,

Y = The aggregate fair market value of the Vista Shares immediately before transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista Canadian Dollar Options; and

Z = The fair market value of a New Common Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(c)); and

provided that if the above formula produces a fraction, the number of New Vista Canadian Dollar Options will be rounded down to the nearest whole number;

Each New Vista Canadian Dollar Option shall have an exercise price in Canadian dollars to a Vista Optionholder equal to two-thirds of the aggregate exercise price payable under that Vista Optionholders’ Vista Canadian Dollar Options divided by the number of New Vista Canadian Dollar Options issued in exchange for such Vista Canadian Dollar Options. The exercise price of each New Vista Canadian Option will be rounded-up to the nearest penny.

(iii)                               each Vista Optionholder will exchange all of their Vista U.S. Dollar Options for:

A.                                   The number of Newco U.S. Dollar Options equal to:

1/3 × Y / Z

where,

Y = The aggregate fair market value of the Vista Shares immediately before the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista U.S. Dollar Options; and

Z = The fair market value of a Newco Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(b)); and

provided that if the above formula produces a fraction, the number of Newco U.S. Dollar Options will be rounded down to the nearest whole number;

Each Newco U.S. Dollar Option shall have an exercise price in U.S. dollars to a Vista Optionholder equal to one-third of the aggregate U.S. dollar exercise price payable under that Vista Optionholders’ Vista U.S. Dollar Options divided by the number of Newco

U.S. Dollar Options issued in exchange for such Vista U.S. Dollar Options. The exercise price of each Newco U.S. Dollar Option will be rounded-up to the nearest penny; and

B.                                     The number of New Vista U.S. Dollar Options equal to:

2/3 × Y / Z

where,

Y = The aggregate fair market value of the Vista Shares immediately before transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(a)) that the Vista Optionholder has a right to acquire pursuant to the Vista U.S. Dollar Options; and

Z = The fair market value of a New Common Share immediately after the transactions described in this Section 2.2(c) (as determined by the Board pursuant to Section 2.3(c)); and

provided that if the above formula produces a fraction, the number of New Vista U.S. Dollar Options will be rounded down to the nearest whole number;

Each New Vista U.S. Dollar Option shall have an exercise price in U.S. dollars to a Vista Optionholder equal to two-thirds of the aggregate exercise price payable under that Vista Optionholders’ Vista U.S. Dollar Options divided by the number of New Vista U.S. Dollar Options issued in exchange for such Vista U.S. Dollar Options. The exercise price of each New Vista U.S. Option will be rounded-up to the nearest penny.

(iv)                              all existing Class A Common Shares exchanged by Vista Shareholders will be cancelled.

(d)                                 Vista shall, subject to Section 2.2(e) and Article 5 below, distribute the Vista Newco Shares to the Vista Shareholders on a pro rata basis in full repayment of the debt obligations described in Section 2.2(c)(i)(B) above;

(e)                                  Notwithstanding Section 2.2(d), Vista shall hold back and not transfer such number of Vista Newco Shares as it reasonably believes are necessary to be retained and subsequently sold by and on behalf of Vista in order to allow Vista to pay all applicable taxes payable by Vista in respect of the Arrangement; and

(f)                                    the Articles of Vista shall be further amended to delete and remove the “Class A Common Shares” therefrom.

2.3          Fair Market Value

(a)                                  For purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the Vista Shares shall be the volume weighted average trading price of the Vista Shares, on the TSX and the AMEX, for the five trading days immediately preceding the Effective Date unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the Vista Shares immediately before the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

(b)                                 For the purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the Newco Shares shall be the volume weighted average trading price of the Newco Shares, on the TSX and any other stock exchange on which the Newco Shares are listed, for the five trading days commencing on the Effective Date, unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the Newco Shares immediately after the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

(c)                                  For the purposes of Sections 2.2(c)(ii) and (iii), the fair market value of the New Common Shares shall be the volume weighted average trading price of the New Common Shares, on the TSX and any other stock exchange on which the New Common Shares are listed, for the five trading days commencing on the Effective Date, unless the Board, acting in good faith and with all required regulatory approvals, determines that such amount does not reflect the fair market value of the New Common Shares immediately after the transactions set out in Section 2.2(c), in which case, the fair market value shall be as determined by the Board.

(d)                                 In determining fair market value for purposes of Section 2.2(c), all conversions from Canadian dollars to U.S. dollars or from U.S. dollars to Canadian dollars shall occur at the closing exchange rate on the day prior to the Effective Date as posted by the Bank of Canada, unless otherwise determined by the board acting in good faith and with all required regulatory approvals.

2.4          Letter of Transmittal

Vista shall cause the Letter of Transmittal to be sent to each Holder on or after the Mailing Date. Any deposit of a Letter of Transmittal and accompanying certificates, or other documentation as provided in the Letter of Transmittal, may be made at any of the offices of the Depositary specified in the Letter of Transmittal.

ARTICLE 3

DISSENT RIGHTS

3.1          Dissent Rights

A Holder may exercise dissent rights (“Dissent Rights”) conferred by the Interim Order in connection with the Arrangement in the manner set out in the Interim Order, provided the Notice of Dissent is received by Vista by no later than at or before the Vista Meeting. Without limiting the generality of the foregoing, any Holder who duly exercises such Dissent Rights and who are ultimately determined to be entitled to be paid fair value for their Vista Shares by Vista shall be deemed to have transferred such Vista Shares, immediately prior to the transactions in Section 2.2, as of the Effective Time, without any further act or formality, to Vista in consideration of a payment of cash by Vista equal to such fair value. In no case shall Vista be required to recognize such Holders as holders of Vista Shares at and after the Effective Time, and the names of such Holders shall be removed from Vista’s register of shareholders as of the Effective Time.

ARTICLE 4

NEWCO SHARES AND CASH

4.1          Pescio Cash

At the Effective Time, Newco will pay, by certified cheque, bank draft or wire transfer, the amount of US$15 million to or to the direction of the Pescios.

4.2          Pescio Newco Shares

At the Effective Time, Newco will deliver to or to the direction of the Pescios one or more share certificates representing a total of 12,000,000 common shares of Newco and registered in accordance with instructions provided to Newco by the Pescios prior to the Effective Time.

ARTICLE 5

NEWCO CERTIFICATES

5.1          Right to Newco Share Certificates

(a)                                  Subject to Section 5.1(b), Vista shall, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal and the certificates representing the Vista Shares or other documentation as provided in the Letter of Transmittal, cause the Depository to:

(i)                                     forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address specified in the Letter of Transmittal; or

(ii)                                  if requested by the Holder in the Letter of Transmittal, to make available at the Depositary for pick-up by the Holder; or

(iii)                               if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded by first class mail (postage prepaid) to the Holder at the address of such holder as shown on the share register maintained by or on behalf of Vista, certificates representing the number of Vista Newco Shares and New Common Shares issuable to such Vista Shareholder as determined in accordance with the provisions hereof, together with a cheque in the amount, if any, payable to such Holder pursuant to the terms hereof. Vista and Newco shall have provided the Depositary with sufficient certificates representing Vista Newco Shares and New Common Shares and sufficient funds for this purpose.

(b)                                 Unless a Holder has confirmed that the beneficial owner of the Vista Shares is not a non-resident of Canada (as defined in the Tax Act) in the form specified in the Letter of Transmittal, Vista and the Depositary shall be entitled to deduct and withhold from any consideration payable to the Holder such number of Vista Newco Shares as Vista or the Depositary reasonably believes are necessary to be withheld and subsequently sold on behalf of the beneficial owner of the Vista Newco Shares in order to realize Net Proceeds equal to the amount that Vista or the Depositary reasonably believes that it is required or permitted to deduct and withhold with respect to such payment under the Tax Act or any provision of federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that consideration otherwise payable to a Holder is withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder in respect of which such deduction and withholding was made, provided that such withheld Vista Newco Shares are sold and the Net Proceeds therefrom are remitted to the appropriate taxation authority or are retained by Vista to compensate Vista for any remittances to the appropriate taxation authority that Vista has funded. Any Vista Newco Shares which are withheld and are not sold to fund the withholding tax obligations (or Vista where Vista has funded all or a portion of the withholding tax obligations) described above, shall be distributed to the Holder. None of Vista, Newco or the Depositary will be liable for any loss arising out of any such sales or any loss arising from a delay in transferring Vista Newco Shares to a Holder. Vista and the Depository shall sell the withheld Vista Newco Shares as soon as practicable after the Effective Date and shall not be obligated to seek or obtain a minimum price for any sale of Vista Newco Shares.

(c)                                  Each Holder entitled in accordance with Section 2.2 to receive Vista Newco Shares and New Common Shares shall be deemed to be the registered holder for all purposes as of the Effective Time of the number of such shares to which such Holder is entitled. However, to the extent Vista Newco Shares have been withheld by Vista or the Depositary in accordance with Section 5.1(b), each Holder shall be deemed to be the registered holder only until such Vista Newco Shares are sold by Vista on behalf of the beneficial owner of Vista Shares pursuant to Section 5.1(b). In addition, each Holder will have no right to sell any Vista Newco Shares withheld by Vista unless and until Vista Newco Shares are transferred to such Holder after Vista or the Depositary determines that it is not necessary for Vista or the Depositary to sell those Vista Newco Shares to realize sufficient Net Proceeds to satisfy the withholding tax obligations described in Section 5.1(b). All dividends paid or other distributions made on or after the Effective Time on or in respect of any of such shares which a Holder is entitled to receive pursuant to this Plan of Arrangement, but for which a certificate has not yet been delivered to such Holder in accordance with Section 5.1(a), shall be paid or made to such Holder when such certificate is delivered to such Holder in accordance with Section 5.1(a).

(d)                                 Subject to Article 3, after the Effective Time, any certificate formerly representing Vista common shares shall represent only the right to receive Vista Newco Shares and New Common Shares to Sections 2.2 and 5.1(a) (and cash pursuant to Section 3.1 or Section 5.2, if applicable) and any dividends or other distributions to which the Holder is entitled under Section 5.1(c), and any such certificate formerly representing Vista common shares not duly surrendered on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions under Section 5.1(c), against Vista or Newco by a former Holder. On such date, all New Common Shares, Vista Newco Shares and cash to which the former Holder of such certificates was entitled shall be deemed to have been surrendered to Vista.

5.2          Fractional Shares

No fractional shares will be issued by Newco or Vista. In lieu of any fractional Vista Newco Share a Holder would otherwise receive, such Holder will receive a cash payment from Vista equal to the product of: (a) such fractional interest; multiplied by (b) U.S.$5.00.

5.3          Illegality of Delivery of Securities

Notwithstanding the foregoing, if it appears to Vista that it would be contrary to applicable law to issue Vista Newco Shares or New Common Shares to a person that is not a resident of Canada, such shares that otherwise would be issued or transferred, as the case may be, to that person will be issued or transferred, as the case may be, and delivered to the Depositary for sale by the Depositary on behalf of that person. The shares so delivered to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion. The Depositary shall not be obligated to seek or obtain a minimum price for any of such shares sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of such shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the shares and any amount withheld in respect of Canadian taxes) in lieu of the shares otherwise issuable to them under the Arrangement. The net proceeds will be remitted in the same manner as set forth in this Article 5. None of Vista, Newco or the Depositary will be liable for any loss arising out of any such sales.

5.4          Lost Certificates

If any certificate which prior to the Effective Time represented outstanding Vista Shares which were exchanged pursuant to Section 2.2 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing New Common Shares and Vista Newco Shares (together with any cash in lieu of fractional shares pursuant to Section 5.2) deliverable in respect thereof as determined in accordance with Section 2.2. When seeking such certificate and payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing New Common Shares and Vista Newco Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Vista and its transfer agent, in such sum as Vista may direct or otherwise indemnify Vista and its transfer agent in a manner satisfactory to Vista and its transfer agent against any claim that may be made against Vista or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6

AMENDMENT

6.1          Amendment of Plan of Arrangement

(a)                                  Vista reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Vista Meeting, approved by the Court and communicated to Holders in the manner required by the Court (if so required).

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Vista at any time prior to or at the Vista Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Vista Meeting, will become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Vista Meeting will be effective only if it is consented to by Vista.

(d)                                 Notwithstanding any other provision hereof, any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the parties to the Arrangement Agreement at any time without the approval of Vista Securityholder, provided that: (i) it is agreed to by such parties; and (ii) it concerns a matter which, in the reasonable opinion of the parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement;

(e)                                  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(f)                                    Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

Exhibit A

Rights, Privileges, Restrictions and Conditions of

Common Shares of Vista

The rights, privileges, restrictions and conditions attaching to the Common Shares of Vista Gold Corp. (herein, the “Corporation”) shall be as follows:

1.                  The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly available for the payment of dividends of such amounts and payable in such manner as the Board of Directors may from time to time determine.

2.                  The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meetings.

3.                  In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

The foregoing rights, privileges, restrictions and conditions are subject to the rights, privileges, restrictions and conditions attaching to any other class of shares hereafter created and expressed to rank in priority to the Common Shares.